                                                                    EXHIBIT 11.1

                           MATRIX CAPITAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                             SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31           JUNE 30
                              ----------------------------- -------------------
                                1994      1995      1996      1996      1997
                              --------- --------- --------- --------- ---------
                                                                (UNAUDITED)
Net income..................  $   3,120 $   3,923 $   3,570 $   1,501 $   3,624
Less dividends on preferred
 stock by pooled company
 prior to merger............         --        --       112        37        --
                              --------- --------- --------- --------- ---------
Earnings available to common
 shareholders...............      3,120     3,923     3,458     1,464     3,624
                              --------- --------- --------- --------- ---------
Weighted average common
 shares outstanding before
 common equivalents.........  4,529,593 4,668,531 5,034,788 4,668,531 6,681,031
Common equivalent stock op-
 tions and warrants.........         --    38,690    42,252    38,690    95,864
                              --------- --------- --------- --------- ---------
Weighted average outstanding
 common and common equiva-
 lent shares................  4,529,593 4,707,221 5,077,040 4,707,221 6,776,895
                              ========= ========= ========= ========= =========
Earnings per common and com-
 mon equivalent share.......  $    0.69 $    0.83 $    0.68 $    0.31 $    0.53
                              ========= ========= ========= ========= =========
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